STOCK EXCHANGE AGREEMENT

       This Agreement is entered into as of the date stated below by and among Uniq Studios, Inc., a privately-held Nevada corporation (hereinafter the "Company"), Clayton F. Kearl, Troy Kearl, Devin O. Kearl, and Dusty Kearl,, the owners of all outstanding shares of the Company (the "Shareholders"), and iShopper.com, Inc., a Nevada corporation, dba IHPR, Inc. (hereinafter "Purchaser").

                                    RECITALS:

       1. The Company is successor in interest to all rights, title, assets and business interests of Uniq Studios, LLC, and Uniq Multimedia, LLC, f/k/a Uniq Enterprises, LLC;

       2. Shareholders own all outstanding shares of the Company;

       3. Purchaser desires to acquire from the Shareholders, and Shareholders desire to convey to Purchaser, all of the issued and outstanding capital shares of the Company, in exchange solely for certain shares of Purchaser, all upon the terms and subject to the conditions of this Agreement and in accordance with the laws of the State of Nevada; and

                                    AGREEMENT

       NOW, THEREFORE, in consideration of the mutual terms and covenants set forth herein, the Purchaser, the Company, and the Shareholder approve and adopt this Stock Exchange Agreement and mutually covenant and agree with each other as follows:

       1. Shares to be Transferred and Shares to be Issued.

              1.1 On the closing date the Shareholders shall transfer to the Purchaser certificates for the number of shares of the common stock of the Company described in Schedule "A", attached hereto and incorporated herein, which in the aggregate shall represent all of the issued and outstanding shares of the common stock of the Company. Such certificates shall be duly endorsed in blank by the Shareholders or accompanied by duly executed stock powers in blank with signatures guaranteed.

              1.2 In exchange for the transfer of the common stock of the Company pursuant to subsection 1.1. hereof, the Purchaser shall on the closing date and contemporaneously with such transfer of the common stock of the Company to it by the Shareholder issue to the Shareholders a total of 1,500,000 common shares of Purchaser, issued and restricted under S.E.C. Rule 144. Said shares shall be deemed to be issued and delivered at closing, in amounts specified on Schedule "A," and upon delivery to Purchaser of all of Shareholders' shares in the Company. Certificates for Shareholders' shares of Purchaser shall be delivered to Shareholders as soon after closing as Purchaser's transfer agent is able to prepare such certificates upon delivery of all of Shareholders' shares in the Company. The certificates delivered to Shareholders pursuant to this Agreement shall bear a legend in substantially the following form:

                  The shares of stock represented by this certificate have not been registered under the Securities Act of 1933, as amended, or under the securities laws of any state. The shares of stock have been acquired for investment and may not be sold, offered for sale or transferred in the absence of an effective registration under the Securities Act of 1933, as amended, and any applicable state securities laws, or an opinion of counsel satisfactory in form and substance to counsel for iShopper.com, Inc. that the transaction shall not result in a violation of federal or state securities laws.

              1.3 In further consideration for the transfer of common stock of the Company pursuant to subsection 1.1 hereof, Purchaser shall grant to Shareholders, in proportions equal to their respective interests specified at Schedule "A" options to purchase a total of 500,000 additional restricted shares of Purchaser's common stock, at an exercise price equal to 80% of the market bid on Purchaser's trading shares as of close of business on the closing date. Said options shall vest, in equal increments of 250,000 shares each upon satisfaction by Company of those performance conditions described at Schedule "B" hereto. All such options shall expire if not vested and exercised on the earliest of the following: (a) a date five (5) years from the closing date; (b) within sixty (60) days after termination of employment for other than cause; or
       (c) the date of any termination of employment (for cause).

       2. Representations and Warranties of the Company and Shareholders. The Company and Shareholders represent and warrant as follows:

              2.1   Organization and Authority.

                    a. The  Company is a  corporation  duly  organized,  validly existing and in good standing under the laws of the State of Nevada, with full power and authority to enter into and perform the transactions contemplated by this Agreement.

                    b. The  outstanding  shares of the  Company  are legally and validly issued, fully paid and nonassessable.

                    c. The minutes  book of the Company  made  available  to the
              Purchaser contains the Articles of Incorporation of the Company, Bylaws, and complete and accurate records of all meetings and other corporate actions of the shareholders and the board of directors (and any committee thereof) of the Company.

              2.2 Prior Business of Uniq. All of the information contained in the books and records of Company and of Uniq Studios, LLC, Uniq Multimedia, LLC, and all other predecessor entities, complete copies of which have been furnished to the Purchaser, are true and correct in all material respects and do not contain any untrue statement of material fact or omit a material fact necessary to make the statement contained therein not misleading. The Company has specifically disclosed obligations owing under promissory notes assumed by the Company from its predecessor limited liability companies, totaling approximately $1.5 million for past wages owing to, and loans from, key employees, which notes are acknowledged by Purchaser as continuing obligations of the Company, after closing.

              2.3 Leases. The Company has disclosed to Purchaser all leases pursuant to which the Company leases real or personal property. All such leases are valid, binding and enforceable in accordance with their terms, and are in full force and effect; there are no existing material defaults by the Company thereunder; no event of default has occurred which (whether with or without notice, lapse of time or the happening or occurrence of any other event) would constitute a default thereunder; and all lessors under such leases have consented (where such consent is necessary) to the consummation of the transactions contemplated by this Agreement without requiring modification in the rights or obligations of the lessee under such leases. Executed counterparts of all consents referred to the preceding sentence will be delivered to Purchaser at the Closing.

              2.4 Bank Accounts. The Company has disclosed to Acquiror the names and locations of all banks, trust companies, savings and loan associations and other financial institutions at which the Company maintains safe deposit boxes or accounts of any nature and the names of all persons authorized to draw thereon, make withdrawals therefrom or have access thereto. At the Closing, the Company will deliver to Acquiror copies of all records, including all signature or authorization cards, pertaining to such bank accounts.

              2.5 Employment Agreements. The Company has no employment agreements in force or effect as of the Closing Date, except as and to the extent specifically disclosed at Schedule D hereto. Notwithstanding the foregoing, Purchaser acknowledges that it is the Company's desire and intent, after the date of closing, to preserve or enter into agreements with certain key individuals, identified at Schedule D, under key terms and conditions also set forth in said Schedule, and Purchaser consents to such employment plans. The Company further represents and confirms that it has obtained or, by the closing date, shall obtained agreements of confidentiality and nondisclosure from all current employees and, furthermore, that his has obtained or, by the closing date, shall have obtained from all key employees agreements not to compete with the Company while employed by Company or for a period of three years after the termination of employment, for any reason, and within any geographical market in which the Company is actively engaged at any time over the period of employment.

              2.6 Ownership of Patent Applications. The Company has acquired and holds, by assignment, for valuable consideration, all rights, title and interest in and to that certain Patent Application now pending before the United States Patent and Trademark Office, identified as Application No. 09/431,121, now pending, originally filed by Troy Kearl, on October 29, 1999, relating to an "isolated portal interface controller and method for a virtual physical key expandable CD-ROM or other data storage device."

              2.7 Litigation. There are no legal, administrative or other proceedings, investigations or inquiries, product liability or other claims, judgments, injunctions or restrictions, either threatened, pending or outstanding against or involving the Company or its subsidiaries, if any, or Shareholders, or their respective assets, properties, or business, nor does the Company, its subsidiaries or Sharehodlers know, or have reasonable grounds to know, of any basis for any such proceedings, investigations or inquiries, product liability or other claims, judgments, injunctions or restrictions. In addition, there are no material proceedings existing, pending or reasonably contemplated to which any officer, director, or affiliate of the Company or as to which the Shareholders are a party adverse to the Company or any of its subsidiaries or has a material interest adverse to the Company or any of its subsidiaries.

              2.8 Taxes. All federal, state, foreign, county and local income, profits, franchise, occupation, property, sales, use, gross receipts and other taxes (including any interest or penalties relating thereto) and assessments which are due and payable have been duly reported, fully paid and discharged as reported by the Company, and there are no unpaid taxes which are, or could become a lien on the properties and assets of the Company, except as provided for in the financial statements of the Company, or have been incurred in the normal course of business of the Company since that date. All tax returns of any kind required to be filed have been filed and the taxes paid or accrued.

              2.9 Financials. True copies of the financial statements of the Company and its predecessor limited liability companies, consisting of the balance sheets as of the fiscal year ended December 31, 1999, and statements of operations, statements of cash flows, and statements of stockholder's equity for said fiscal year and for the two-month period ending February 29, 2000, have been delivered by the Company to Purchaser. Said financial statements are true and correct in all material respects and present an accurate and complete disclosure of the financial condition of the Company and its predecessors as of February 29, 2000, and the earnings for the periods covered, in accordance with generally accepted accounting principles applied on a consistent basis. Statements examined and certified by Crouch, Bierwolf & Chisolm, Certified Public Accountants, will be furnished to Purchaser by May 31, 2000.

              2.10  Ownership of Stock.

                  a. Shareholders are, and will be, as of the closing date, the sole owners of all of the outstanding shares of the Company, which shares are and will be free from any claims, liens, or other encumbrances, and Shareholders have the unqualified right to transfer said shares.

                  b. The Company is successor in interest to, and holds all rights, title and interest in and to all assets, business interests and good will of Uniq Studios, LLC and Uniq Multimedia, LLC, f/k/a Uniq Enterprises, LLC, all Utah limited liability companies.

                  c. The Company's Shares constitute validly issued shares of the Company, fully paid and nonassessable.

               2.11 Agreement and Purchaser Shares.

                  a. Shareholders acknowledge that each Shareholder has been supplied with this Agreement and that each is familiar with and understands its contents.

                  b. Shareholders each represent and warrant that, in determining to acquire the shares of Purchaser, each has relied solely on his own analysis of information obtained from Purchaser and on the advice of Shareholder's legal counsel and accountants or other financial advisors with respect to the tax and other consequences involved in acquiring Purchaser Shares.

                  c. Each Shareholder understands and acknowledges that rights in the Purchaser Shares will be governed by the terms and conditions of the Agreement.

              2.12 Accuracy of All Statements Made by Company. No representation or warranty by the Company and the Shareholders in this Agreement, nor any statement, certificate, schedule or exhibit hereto furnished or to be furnished by or on behalf of the Company or the Shareholders pursuant to this Agreement, nor any document or certificate delivered to the Purchaser pursuant to this Agreement or in connection with actions contemplated hereby, contains or shall contain any untrue statement of material fact or omits or shall omit a material fact necessary to make the statement contained therein not misleading.

All foregoing representations and warranties shall survive closing of the purchase hereunder.

       3.     Security Act Provisions.

              3.1 Restrictions on Disposition of Shares. The Shareholders jointly and severally covenant and warrant that the shares received are acquired for their own accounts and not with the present view towards the distribution thereof and that they will not dispose of such shares except
       (i) pursuant to an effective registration statement under the Securities Act of 1933, as amended, or (ii) in any other transaction which, in the opinion of counsel, acceptable to the Purchaser, is exempt from registration under the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder. In order to effectuate the covenants of this sub-section, an appropriate endorsement will be placed upon each of the certificates of common stock of the Purchaser at the time of distribution of such shares by the Company pursuant to this Agreement, and stop transfer instructions shall be placed with the transfer agent for the securities.

              3.2 Evidence of Compliance With Private Offering Exemption. Each Shareholder represents and warrants that (i) Shareholder is at least 21 years of age; (ii) Shareholder is a United States citizen; (iii) Shareholder has adequate means of providing for Shareholder's current needs and personal contingencies; (iv) Shareholder has no need for liquidity in Shareholder's investments; (v) Shareholder maintains his or her principal residence at the address shown in Schedule A; and (vi) all investments in and commitments to non-liquid investments are, and after the purchase of Purchaser Shares will be, reasonable in relation to Shareholder's net worth and current needs. The Shareholders represent that they have each received adequate information about the business and history of the Purchaser and the financial statements of the Purchaser, and all other documents and disclosures required or requested by Shareholders. Unless otherwise designated to the Purchaser, the Shareholders represent that they have such knowledge of finance, securities, and investments, generally, to evaluate the risks of the transaction set forth in this Agreement, and that the financial capacity of the Shareholder is of such proportion that the total cost of each Shareholder's commitment in the shares would not be material when compared with the total financial capacity of each. Each Shareholder understand that he/she must bear the economic risk of the investment for an indefinite period of time because the shares to be issued by the Purchaser hereunder have not been registered under applicable securities laws and therefore cannot be sold unless they are subsequently registered under such securities laws or an exemption from such registration is available; that each certificate will bear a restrictive legend to the effect that the shares have not been registered under securities laws and are therefore restricted on transferability and sale of such shares; and that stop transfer instructions will be placed upon such shares with the transfer agent of the Purchaser concerning such restrictions.

                  3.3 Notice of Limitations on Disposition. The Shareholders and each of them represent that they are aware that the shares distributed to them will not have been registered pursuant to the Securities Act of 1933, as amended or under the securities laws of any state and are subject to substantial restrictions on transfer as described in the Agreement. Each Shareholder further understands that (i) Purchaser has no obligation or intention to register any Purchaser Shares for resale or transfer under the 1933 Act or any state securities laws. Shareholders therefore understand and acknowledge, specifically, that under current interpretations and applicable rules, they may have to retain such shares for a period of as long as two years and at the expiration of such period such sales may be confined to brokerage transactions of limited amounts requiring certain notification filings with the Securities and Exchange Commission and such disposition may be available only if the Purchaser is current in its filings with the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended, or other public disclosure requirements, and the other limitations imposed thereby on the disposition of shares of the Purchaser.

              3.4 Shareholder Reliance on Professional Counsel. Each Shareholder acknowledges that he/she has been encouraged to rely upon the advice of Shareholder's legal counsel and accountants or other financial advisors with respect to the tax and other considerations relating to the purchase of Purchaser Shares and has been offered, during the course of discussions concerning the acquisition of Purchaser Shares, the opportunity to ask such questions and inspect such documents (including the books and records and financial statements) concerning Purchaser and its business and affairs as Shareholder has requested so as to understand more fully the nature of the investment and to verify the accuracy of the information supplied.

              3.5 No Government Review or Opinion. Each Shareholder acknowledges and understands that no federal or state agency, including the Securities and Exchange Commission or the securities commission or authorities of any state, has approved or disapproved the Purchaser Shares, passed upon or endorsed the merits of any offering, or made any finding or determination as to the fairness of the Purchaser Shares for public investment.

              3.6 Truth of Representations. Each Shareholder acknowledges and understands that the Purchaser Shares are being offered and sold under the terms of this Agreement in reliance on specific exemptions from the registration requirements of federal and state laws and that Purchaser is relying upon the truth and accuracy of the representations, warranties, agreements, acknowledgments, and understandings set forth herein in order to determine the Shareholders' suitability to acquire the Purchaser Shares. Each Shareholder thus represents and warrants that the information set forth herein concerning or relating to such Shareholder is true and correct.

       4. Representations and Warranties of the Purchaser. The Purchaser represents and warrants as follows:

              4.1 Organization and Good Standing. The Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada with full power and authority to enter into and perform the transactions contemplated by this Agreement.

              4.2 Performance of this Agreement. The execution and performance of this Agreement and the issuance of stock contemplated hereby have been authorized by the board of directors of the Purchaser and, if necessary, by Purchaser's shareholders.

              4.3 Operating Capital to be Advanced to Company: Purchaser is fully informed of and acknowledges the Company's cash flow needs. In that connection, Purchaser confirms its agreement to advance to Company sufficient funds (not to exceed $2,000,000.00 over the remaining portion of calendar year 2000, with sums beyond that date to be to determined, based on the Company's performance). Such funds are to be dedicated to operating capital and to satisfy or service note obligations owing by Company, as disclosed hereunder, assumed by Company in consideration for Company's acquisition of title and interest in all assets, property, business interest and good will of Uniq Studios, LLC and Uniq Enterprises, LLC. Copies of summaries of all said note obligations are attached hereto as Schedule "C." All funds thus advanced are intended, and shall be posted, as loans from Purchaser to the Company and shall be repaid from Company's available operating revenue, with interest at the periodic prime rate published by BankOne, Utah, N.A. As and to the extent that said funds are utilized, in the discretion of the Company's management and directors, to pay down or satisfy existing loan obligations, Purchaser shall, upon satisfaction of said notes, be subrogated to the rights of the payees thereunder.

              4.3 Financials. True copies of the financial statements of the Purchaser consisting of the unaudited balance sheets as of the fiscal year ended December 31, 1999, and statements of operations, statements of cash flows, and statements of stockholder's equity for said fiscal year have been delivered by the Purchaser to the Company. Said financial statements are true and correct in all material respects and present an accurate and complete disclosure of the financial condition of the Purchaser as of December 31, 1999, and the earnings for the periods covered, in accordance with generally accepted accounting principles applied on a consistent basis. Statements examined and certified by Crouch, Bierwolf & Chisolm, Certified Public Accountants, will be furnished to Shareholders by April 21, 2000.

              4.4 Liabilities. There are no material liabilities of the Purchaser, whether accrued, absolute, contingent or otherwise, which arose or relate to any transaction of the Purchaser, its agents or servants which are not disclosed by or reflected in said financial statements. As of the date hereof, there are no known circumstances, conditions, happenings, events or arrangements, contractual or otherwise, which may hereafter give rise to liabilities, except in the normal course of business of the Purchaser.

              4.5 Litigation. There are no legal, administrative or other proceedings, investigations or inquiries, product liability or other claims, judgments, injunctions or restrictions, either threatened, pending or outstanding against or involving the Purchaser or its subsidiaries, if any, or their assets, properties, or business, nor does the Purchaser or its subsidiaries know, or have reasonable grounds to know of any basis for any such proceedings, investigations or inquiries, product liability or other claims judgments, injunctions or restrictions.

              4.6 Taxes. All federal, state, foreign, county and local income, profits, franchise, occupation, property, sales, use, gross receipts and other taxes (including any interest or penalties relating thereto) and assessments which are due and payable have been duly reported, fully paid and discharged as reported by the Purchaser, and there are no unpaid taxes which are, or could become a lien on the properties and assets of the Purchaser. All tax returns of any kind required to be filed have been filed and the taxes paid or accrued.

              4.7 Legality of Shares to be Issued. The shares of common stock of the Purchaser to be delivered pursuant to this Agreement, when so delivered, will have been duly and validly authorized and issued by the Purchaser and will be fully paid and nonassessable.

              4.8 No Covenant as to Tax Consequences. It is the desire of the parties hereto that this transaction be undertaken as a reorganization under Section 368(a)(1)(B) of the Internal Revenue Code, qualifying for a tax-free exchange of securities. Notwithstanding, it is expressly understood and agreed that neither the Purchaser nor its officers or agents has made any warranty or agreement, expressed or implied, as to the tax consequences of the transactions contemplated by this Agreement or the tax consequences of any action pursuant to or growing out of this Agreement.

              4.9 Accuracy of All Statements Made by the Purchaser. No representation or warranty by the Purchaser in this Agreement, nor any statement, certificate, schedule or exhibit hereto furnished or to be furnished by the Purchaser pursuant to this Agreement, nor any document or certificate delivered to the Company or the Shareholders pursuant to this Agreement or in connection with actions contemplated hereby, contains or shall contain any untrue statement of material fact or omits to state or shall omit to state a material fact necessary to make the statement contained therein not misleading.

       5. Conditions Precedent to the Purchaser's Obligations. Each and every obligation of the Purchaser to be performed on the closing date shall be subject to the satisfaction prior thereto of the following conditions:

              5.1 Truth of Representations and Warranties. The representations and warranties made by the Company and the Shareholders in this Agreement or given on their behalf hereunder shall be substantially accurate in all material respects on and as of the closing date with the same effect as though such representations and warranties had been made or given on and as of the closing date.

              5.2 No Material Adverse Change. As of the closing date there shall not have occurred any material adverse change, financially or otherwise, which materially impairs the ability of the Company to conduct its business or the earning power thereof on the same basis as in the past.

              5.3 Accuracy of Financial Statements. The Purchaser and its representatives shall be satisfied as to the accuracy of all balance sheets, statements of income and other financial statements of the Company furnished to the Purchaser herewith.

              5.4 Time Limit on Closing. Closing shall have taken place by April 14, 2000, unless otherwise agreed between the Company and Purchaser in writing.

       6. Conditions Precedent to Obligations of the Company and the Shareholder. Each and every obligation of the Company and the Shareholders to be performed on the closing date shall be subject to the satisfaction prior thereto of the following conditions:

              6.1 Truth of Representations and Warranties. The representations and warranties made by the Purchaser in this Agreement or given on its behalf hereunder shall be substantially accurate in all material respects on and as of the closing date with the same effect as though such representations and warranties had been made or given on and as of the closing date.

              6.2 No Material Adverse Change. As of the closing date there shall not have occurred any material adverse change, financially or otherwise, which materially impairs the ability of the Purchaser to conduct its business.

              6.3 Accuracy of Financial Statements. The Company and the Shareholders shall be satisfied as to the accuracy of all balance sheets, statements of income and other financial statements of the Purchaser furnished to the Company herewith.

              6.4 Time Limit on Closing. Closing shall have taken place by April 14, 2000, unless otherwise agreed between the Company and Purchaser in writing.

       7. Appointment of New Officers and Directors. Upon and as a condition of closing this Agreement:

              7.1 At closing the Company will deliver the resignations of Troy Kearl and Dusty Kearl, as directors and/or officers of the Company, and any other persons who may be officers or directors of the Company as of the date of closing as officers.

              7.2  Prior  to  closing  the  Purchaser   will  furnish   material
       information of Shane Hackett and William Chipman as nominees to be appointed to fill the vacancies created by the foregoing resignations. Clayton Kearl shall remain as a director of the Company until his successor is duly appointed.

       8. Closing.

              8.1 Time and Place. The closing of this transaction ("closing") shall take place at the offices of iShopper.com, Inc., 8722 South 300 West, Sandy, Utah 84070 on or before 5:00 p.m., Friday, April 14, 2000, or at such other time and place as the parties hereto shall agree upon. Such date is referred to in this agreement as the "closing date."

              8.2 Documents To Be Delivered by the Company and the Shareholders. At the closing the Company and the Shareholders shall deliver to the Purchaser the following documents:

                    a. Certificates for the number of shares of common stock of the Company in the manner and form required by subsection 1.1. hereof.

                    b.  Such  other  documents  of  transfer,   certificates  of
              authority and other documents as the Purchaser may reasonably request.

              8.3 Documents To Be Delivered by the Purchaser. At the closing the Purchaser shall deliver to the Company and the Shareholders the following documents:

                    a. Certificates for the number of shares of common stock of the Purchaser as determined in subsection 1.2. hereof.

                    b.  Such  other  documents  of  transfer,   certificates  of
              authority   and  other   documents  as  the  Company   and/or  the
              Shareholders may reasonably request.

       9. Publicity. The parties agree that no publicity, release or other public announcement concerning the transaction contemplated by this letter of intent shall be issued by any party hereto without the advance approval of both the form and substance of the same by the other parties and their counsel, which approval, in the case of any publicity, release or other public announcement required by applicable law, shall not be unreasonably withheld or delayed.

       10. Default. Should any party to this Agreement default in any of the covenants, conditions, or promises contained herein, the defaulting party shall pay all costs and expenses, including a reasonable attorney's fee, which may arise or accrue from enforcing this Agreement, or in pursuing any remedy provided hereunder or by the statutes of the State of Utah.

       11. Assignment. This Agreement may not be assigned in whole or in part by the parties hereto without the prior written consent of the other party or parties, which consent shall not be unreasonably withheld.

       12. Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto, their heirs, executors, administrators, successors and assigns.

       13. Partial Invalidity. If any term, covenant, condition or provision of this Agreement or the application thereof to any person or circumstance shall to any extent be invalid or unenforceable, the remainder of this Agreement or application of such term or provision to persons or circumstances other than those as to which it is held to be invalid or unenforceable shall not be affected thereby and each term, covenant, condition or provision of this Agreement shall be valid and shall be enforceable to the fullest extent permitted by law.

       14. No Other Agreements. This Agreement constitutes the entire Agreement between the parties and there are and will be no oral representations which will be binding upon any of the parties hereto.

       15. Survival of Covenants, Representations and Warranties. All covenants, representations, and warranties made herein to any parties or in any statement or document delivered to any party hereto, shall survive the making of this Agreement and the Closing.

       16. Further Action. The parties hereto agree to execute and deliver such additional documents and to take such other and further action as may be required to carry out fully the transaction(s) contemplated herein.

       17. Amendment. This Agreement or any provision hereof may not be changed, waived, terminated or discharged except by means of a written supplemental instrument signed by the party or parties against whom enforcement of the change, waiver, termination, or discharge is sought.

       18. Headings. The descriptive headings of the various Sections or parts of this Agreement are for convenience only and shall not affect the meaning or construction of any of the provisions hereof.

       19. Counterparts. This agreement may be executed in two or more partially or fully executed counterparts, each of which shall be deemed an original and shall bind the signatory, but all of which together shall constitute but one and the same instrument.

       20. Full Knowledge. By their signatures, the parties acknowledge that they have carefully read and fully understand the terms and conditions of this Agreement, that each party has had the benefit of counsel, or has been advised to obtain counsel, and that each party has freely agreed to be bound by the teens and conditions of this Agreement.

       IN WITNESS WHEREOF, the parties hereto executed the foregoing Stock Exchange Agreement as of the day and year first above written.

PURCHASER:                iSHOPPER.com, INC.



                                   By     /s/
                                       ------------------------------
                                        William E. Chipman, Sr., CFO


COMPANY:                  UNIQ STUDIOS, INC.



                                    By        /s/
                                        ------------------------------
                                          Troy C. Kearl, President


SHAREHOLDERS:

       /s/                                   /s/
-------------------------------        --------------------------------
 Clayton F. Kearl                               Troy Kearl

      /s/                                    /s/
-------------------------------        --------------------------------
 Devin O. Kearl                                 Dusty Kearl

                                  SCHEDULE "A"
                                       TO
                            STOCK EXCHANGE AGREEMENT

                            NO. OF SHARES OF                   NO. OF SHARES OF
  NAME OF                    THE COMPANY                        THE PURCHASER
SHAREHOLDER                TO BE TRANSFERRED                    TO BE ISSUED
---------------          --------------------                 -----------------
Clayton F. Kearl              600,000                             600,000

Troy Kearl                    600,000                             600,000

Devin O. Kearl                150,000                             150,000

Dusty Kearl                   150,000                             150,000
                          --------------                       --------------

TOTAL                        1,500,000                           1,500,000

                                  SCHEDULE "B"
                                       TO
                            STOCK EXCHANGE AGREEMENT

Options granted to Shareholders, collectively, to purchase up to 500,000 restricted common shares of Purchaser, at an exercise price of 80% of the market bid price per share as of close of business on the day of closing shall vest as follows:

Options to purchase 250,000 shares (granted as to 100,000 shares for Clayton Kearl, 100,000 shares for Troy Kearl, 25,000 shares for Devin Kearl and 25,000 shares for Dusty Kearl) shall vest upon the Company's achieving total revenue of $2.5 million within twelve (12) months (by March 31, 2001) and profit/loss breakeven on month-to-month activity.

Options to purchase 250,000 shares (granted as to 100,000 shares for Clayton Kearl, 100,000 shares for Troy Kearl, 25,000 shares for Devin Kearl and 25,000 shares for Dusty Kearl) shall vest upon the Company's achieving total revenue of $7.5 million within twenty-four (24) months (by March 31, 2002) and continued profitability.

                                  SCHEDULE "C"
                                       TO
                            STOCK EXCHANGE AGREEMENT

              SUMMARY OF OUTSTANDING UNIQ STUDIOS LOAN OBLIGATIONS

Copies of all promissory note and related loan obligations assumed by Company from its predecessor limited liability companies, totaling $1,499,981.50, and to be paid from operating funds advanced by Purchaser to Company, are attached.

                                  SCHEDULE "D"
                                       TO
                            STOCK EXCHANGE AGREEMENT

Copies of the Company's employment agreements with the following key employees are attached and hereby disclosed:

Name                       Position                           Annual Salary
----                       --------                           -------------

Clayton Kearl              Special Consultant                 $104,000.00

Troy Kearl                 President, COO                     $104,000.00

Devin Kearl                Vice President                     $ 75,400.00

Dusty Kearl                Asst. Designer                     $ 39,000.00


In addition, Company intends to enter into employment agreements with the following:

Walter J. Wilcox           Illustrator

Spencer Jacobs             Designer